Exhibit 99.1

Contacts:
Investor Relations:
Angela White
ir@vistaprint.com
+1 (781) 652-6480
Media Relations:
Jason Keith
publicrelations@vistaprint.com
+1 (781) 652-6444

Vistaprint Reports Fiscal Year 2012 Second Quarter Financial Results

•	Second quarter revenue grew 28 percent year over year to $299.9 million

•	Second quarter revenue grew 21 percent year over year excluding the impact of currency exchange fluctuations and revenue from acquisitions

•	GAAP net income per diluted share increased 9 percent year over year to $0.82

•	Non-GAAP adjusted net income per diluted share increased 9 percent year over year to $0.97

Venlo, the Netherlands, January 26, 2012 – Vistaprint N.V. (Nasdaq: VPRT), a leading online provider of professional marketing products and services to micro businesses and the home, today announced financial results for the three month period ended December 31, 2011, the second quarter of its 2012 fiscal year.

“We are very pleased with our second quarter,” said Robert Keane, president and chief executive officer. “The quarter reflects momentum in our strategy initiatives and investment in resources which we are confident will lead to future growth. Revenue was in the upper half of our guidance range due to strong sales of holiday and small business products during our seasonally strongest quarter of the year. Earnings per share excluding gains from our recent share repurchase activity exceeded our expectations due to a favorable non-operational foreign currency benefit, favorability in our tax rate, the timing of some planned operating expenses, and gross margin improvements. We were able to deliver these great results in the organic business while negotiating, performing due diligence, carrying out closing activities and planning integration activities for two acquisitions.”

Financial Metrics (include Albumprinter and Webs results unless otherwise stated):

•

Revenue for the second quarter of fiscal year 2012 grew to $299.9 million, a 28 percent increase over revenue of $234.1 million reported in the same quarter a year ago. Excluding Albumprinter revenue of $15.7 million, total second quarter revenue was $284.2 million. There was no revenue recognized during the quarter from the acquired Webs business.

•	Excluding the estimated impact from currency exchange rate fluctuations and revenue from acquired businesses, total revenue grew 21 percent from the same quarter a year ago.

•

Gross margin (revenue minus the cost of revenue as a percent of total revenue) in the second quarter was 66.8 percent, compared to 66.3 percent in the same quarter a year ago. Excluding the Albumprinter business, gross margin was 67.0 percent.

•

Operating income in the second quarter was $32.5 million, or 10.9 percent of revenue, and reflected a 15 percent decrease compared to $38.2 million, or 16.3 percent of revenue in the same quarter a year ago.

•

GAAP net income for the second quarter was $31.7 million, or 10.6 percent of revenue, representing a 7 percent decrease compared to $34.0 million, or 14.5 percent of revenue in the same quarter a year ago.

•	GAAP net income per diluted share for the second quarter was $0.82, versus $0.75 in the same quarter a year ago.

•

Non-GAAP adjusted net income for the second quarter was $37.9 million, or 12.6 percent of revenue, representing a 6 percent decrease compared to $40.4 million, or 17.3 percent of revenue in the same quarter a year ago. Non-GAAP adjusted net income excludes $1.1 million of amortization expense for acquisition-related intangible assets and $5.0 million of share-based compensation expense and its related tax effect.

•

Non-GAAP adjusted net income per diluted share for the second quarter, which excludes amortization expense for acquisition-related intangible assets and share-based compensation expense and its related tax effect, was $0.97, versus $0.89 in the same quarter a year ago.

•	Capital expenditures in the second quarter were $13.4 million or 4.5 percent of revenue.

•

During the second quarter, the company generated $81.1 million in cash from operations and $66.4 million in free cash flow, defined as cash from operations less purchases of property, plant and equipment, purchases of intangible assets not related to acquisitions, and capitalization of software and website development costs.

•	The company had $67.5 million in cash and cash equivalents as of December 31, 2011.

•

During the second quarter, the company purchased 3,835,772 of its ordinary shares for $118.6 million, inclusive of transaction costs, at an average per-share cost of $30.91, as part of the share repurchase program authorized by the Supervisory Board in August 2011.

Operating Metrics (exclude Albumprinter and Webs results unless otherwise stated):

•

Vistaprint acquired approximately 2.9 million new customers in the second fiscal quarter ended December 31, 2011, compared with 2.2 million in the same quarter a year ago, reflecting an increase of 32 percent.

•

On a trailing twelve month basis, unique active customer count was 12.9 million. Unique active customer count is the number of individual customers who purchased from us in a given period, with no regard to the frequency of purchase. This compares to 10.6 million in the twelve month period ended December 31, 2010.

•

Total order volume in the second quarter of fiscal 2012 was approximately 8.3 million, reflecting an increase of approximately 28 percent over total orders of approximately 6.5 million in the same quarter a year ago.

•	Average order value in the second quarter, including revenue from shipping and processing, was $34.61, compared with $36.17 in the same quarter a year ago.

•	Advertising and commissions expense was $75.8 million, or 26.7 percent of organic revenue in the second quarter, compared to $52.2 million, or 22.3 percent of revenue in the same quarter a year ago.

•

Revenue from customers in North America was $139.8 million, or 47 percent of total revenue in the second quarter. This represents 20 percent growth year over year in both reported terms and in constant currency.

•

Revenue from customers in Europe, was $143.0 million or 48 percent of total revenue in the quarter. This represents 36 percent growth year over year in reported terms and 37 percent growth in constant currency. Excluding Albumprinter revenue of $15.7 million, revenue from customers in Europe was $127.3 million, or 45 percent of total organic revenue in the second quarter.

•

Revenue from customers in Asia Pacific was $17.0 million, or 6 percent of total revenue in the second quarter. This represents 41 percent growth year over year in reported terms and 37 percent growth in constant currency.

Ernst Teunissen, executive vice president and chief financial officer, said, “Based on the results of the first half of fiscal 2012, we remain confident we will deliver against our operational expectations for the full year. We are now updating our guidance for fiscal 2012 to reflect several items unrelated to our organic operational performance. First, currency rates have moved unfavorably since we last gave guidance in October 2011, which primarily impacts our revenue guidance in U.S. dollars. Second, we have repurchased a significant number of Vistaprint shares since October, which will benefit our earnings per share relative to our prior expectations. And finally, our expectations for the Webs acquisition are now incorporated into our guidance. As previously disclosed, we expect the Webs acquisition will add a small amount of revenue in the back half of the year, and will be dilutive to GAAP and non-GAAP earnings.”

Financial Guidance as of January 26, 2012:

Based on current and anticipated levels of demand, the company expects the following financial results:

Revenue

•

For the full fiscal year ending June 30, 2012, the company expects revenue of approximately $1,006 million to $1,036 million, or 23 percent to 27 percent growth year over year in reported terms. Excluding currency movements and acquired revenue, we expect constant-currency organic growth of approximately 19 percent to 23 percent. Constant-currency growth expectations assume a recent 30-day currency exchange rate for all currencies.

•

For the third quarter of fiscal year 2012, ending March 31, 2012, the company expects revenue of approximately $246 million to $261 million, or 21 percent to 28 percent growth year over year in reported terms. We expect constant-currency organic growth of approximately 16 percent to 23 percent.

GAAP Diluted Earnings Per Share

•

We expect to generate GAAP net income for the full year fiscal 2012 but expect to be unprofitable on a GAAP basis for the third and fourth quarters of fiscal 2012 due to the dilution of our recent acquisitions. As a result, full year earnings per share will be calculated using weighted average diluted shares outstanding, but our third and fourth quarters will be calculated using weighted average basic shares outstanding. Therefore, we expect the full year earnings per share results will not equal the sum of the earnings per share results of each quarter.

•	For the full fiscal year ending June 30, 2012, the company expects GAAP earnings per share of approximately $0.86 to $0.98, which assumes 39.4 million weighted average diluted shares outstanding.

•

For the third quarter of fiscal year 2012, ending March 31, 2012, the company expects GAAP earnings (loss) per share of approximately ($0.19) to ($0.04), which assumes 36.4 million weighted average basic shares outstanding.

Non-GAAP Adjusted Net Income Per Diluted Share

•

For the full fiscal year ending June 30, 2012, the company expects non-GAAP adjusted net income per diluted share of approximately $1.71 to $1.83, which excludes expected acquisition-related amortization of intangible assets of approximately $5.9 million or approximately $0.15 per diluted share, share-based compensation expense and its related tax effect of approximately $26.5 million or approximately $0.67 per diluted share, and tax charges related to the alignment of acquisition-related intellectual property with global operations of approximately $1.5 million, or $0.04 per diluted share. This guidance assumes a non-GAAP weighted average diluted share count of approximately 39.7 million shares.

•

For the third quarter of fiscal year 2012, the company expects non-GAAP adjusted net income per diluted share of approximately $0.14 to $0.29, which excludes expected acquisition-related amortization of intangible assets of approximately $2.4 million or approximately $0.06 per diluted share, share-based compensation expense and its related tax effect of approximately $8.8 million or approximately $0.23 per diluted share, and tax charges related to the alignment of acquisition-related intellectual property with global operations of approximately $1.5 million, or $0.04 per diluted share. This guidance assumes a non-GAAP weighted average diluted share count of approximately 38.5 million shares.

Capital Expenditures

For the full fiscal year ending June 30, 2012, the company expects to make capital expenditures of approximately $60 million to $70 million. Planned capital investments are designed to support the planned growth of the business.

The foregoing guidance supersedes any guidance previously issued by the company. All such previous guidance should no longer be relied upon.

At approximately 4:20 p.m. (EST) on January 26, 2012, Vistaprint will post, on the Investor Relations section of www.vistaprint.com, an end-of-quarter presentation along with a downloadable transcript of prepared remarks that accompany that presentation. At

5:15 p.m. (EST) the company will host a live Q&A conference call with management, which will be available via web cast on the Investor Relations section of www.vistaprint.com and via dial-in at (866) 314-5050, access code 38121944. A replay of the Q&A session will be available on the company’s website following the call on January 26, 2012.

About non-GAAP financial measures

To supplement Vistaprint’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles, or GAAP, Vistaprint has used the following measures defined as non-GAAP financial measures by Securities and Exchange Commission, or SEC, rules: non-GAAP adjusted net income, non-GAAP adjusted net income per diluted share, free cash flow, constant-currency revenue growth, and constant-currency organic revenue growth. The items excluded from the non-GAAP adjusted net income measurements are share-based compensation expense and its related tax effect, amortization of acquisition-related intangibles, and tax charges related to the alignment of acquisition-related intellectual property with global operations. Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment, purchases of intangible assets not related to acquisitions, and capitalization of software and website development costs. Constant-currency revenue growth is estimated by translating all non-U.S. dollar denominated revenue generated in the current period using the prior year period’s average exchange rate for each currency to the U.S. dollar. Constant-currency organic revenue growth excludes the impact of currency as defined above and revenue from acquired companies.

The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of Non-GAAP Financial Measures” included at the end of this release. The tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliation between these financial measures.

Vistaprint’s management believes that these non-GAAP financial measures provide meaningful supplemental information in assessing our performance and when forecasting and analyzing future periods. These non-GAAP financial measures also have facilitated management’s internal comparisons to Vistaprint’s historical performance and our competitors’ operating results.

Management provides these non-GAAP financial measures as a courtesy to investors. However, to gain a more complete understanding of the company’s financial performance, management does (and investors should) rely upon GAAP statements of operations and cash flow.

About Vistaprint

Vistaprint N.V. (Nasdaq:VPRT) empowers more than 12 million micro businesses and consumers annually with affordable, professional options to make an impression. With a unique business model supported by proprietary technologies, high-volume production facilities, and direct marketing expertise, Vistaprint offers a wide variety of products and services that micro businesses can use to expand their business. A global company, Vistaprint employs over 3,700 people, operates 25 localized websites globally and ships to more than 120 countries around the world. Vistaprint’s broad range of products and services are easy to access online, 24 hours a day at www.vistaprint.com.

Vistaprint and the Vistaprint logo are trademarks of Vistaprint N.V. or its subsidiaries. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.

This press release contains statements about our future expectations, plans and prospects of our business that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, including but not limited to our financial guidance set forth under the heading “Financial Guidance as of

January 26, 2012.” Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including but not limited to flaws in the assumptions and judgments upon which our forecasts are based; the willingness of purchasers of marketing services and products to shop online; our failure to acquire new customers and enter new markets, retain our current customers and sell more products to current and new customers; our failure to promote and strengthen our brand; the failure of our current and new marketing channels to attract customers; our failure to manage the growth and complexity of our business and expand our operations; our inability to make the investments in our business that we plan to make because the investments are more costly than we expected or because we are unable to devote the necessary operational and financial resources; the failure of our investments to have the effects that we expect; our failure to execute our strategy; currency fluctuations that affect our revenues and costs; costs and disruptions caused by acquisitions; the failure of our acquired businesses to perform as expected; difficulties or higher than anticipated costs in integrating the systems and operations of our acquired businesses into our systems and operations; unanticipated changes in our market, customers or business; competitive pressures; interruptions in or failures of our websites, network infrastructure or manufacturing operations; our failure to retain key employees of Vistaprint or of our acquired businesses; our failure to maintain compliance with the financial covenants in our revolving credit facility or to pay our debts when due; costs and judgments resulting from litigation; changes in the laws and regulations or in the interpretations of laws or regulations to which we are subject, including tax laws, or the institution of new laws or regulations that affect our business; general economic conditions; and other factors described in our Form 10-Q for the fiscal quarter ended September 30, 2011 and the other documents we periodically file with the U.S. Securities and Exchange Commission.

In addition, the statements and projections in this press release represent our expectations and beliefs as of the date of this press release. We anticipate that subsequent events and developments may cause these expectations, beliefs and projections to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this press release.

Financial Tables to Follow

VISTAPRINT N.V.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited in thousands, except share and per share data)

	December 31, 2011	June 30, 2011
Assets
Current assets:
Cash and cash equivalents	$67,470	$236,552
Marketable securities	—	529
Accounts receivable, net of allowances of $152 and $243, respectively	21,457	13,389
Inventory	8,873	8,377
Prepaid expenses and other current assets	25,862	13,444

Total current assets	123,662	272,291
Property, plant and equipment, net	257,573	262,104
Software and website development costs, net	5,735	6,046
Deferred tax assets	2,117	6,522
Goodwill	148,255	4,168
Intangible assets, net	48,326	1,042
Other assets	4,683	3,727

Total assets	$590,351	$555,900

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$23,458	$15,998
Accrued expenses	121,695	68,989
Deferred revenue	13,199	8,819
Current portion of long-term debt	6,000	—
Current portion of deferred tax liabilities	1,852	—

Total current liabilities	166,204	93,806
Deferred tax liabilities	6,812	3,794
Other liabilities	9,012	8,207
Long-term debt	140,500	—

Total liabilities	322,528	105,807

Shareholders’ equity:
Preferred shares, par value €0.01 per share, 120,000,000 shares authorized; none issued and outstanding	—	—
Ordinary shares, par value €0.01 per share, 120,000,000 shares authorized; 49,950,289 and 49,950,289 shares issued and 36,889,073 and 43,144,718 outstanding, respectively	699	699
Treasury shares, at cost, 13,061,216 and 6,805,571 shares, respectively	(282,844)	(85,377)
Additional paid-in capital	268,740	273,260
Retained earnings	288,503	248,634
Accumulated other comprehensive (loss) income	(7,275)	12,877

Total shareholders’ equity	267,823	450,093

Total liabilities and shareholders’ equity	$590,351	$555,900

VISTAPRINT N.V.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited in thousands, except share and per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
Revenue	$299,862	$234,064	$512,222	$404,551
Cost of revenue (1)	99,661	78,834	177,725	141,667
Technology and development expense (1)	29,792	22,287	56,466	45,494
Marketing and selling expense (1)	110,644	76,411	186,988	133,944
General and administrative expense (1)	27,223	18,347	48,755	32,928

Income from operations	32,542	38,185	42,288	50,518
Interest income	4	92	87	191
Other income (expense), net	2,448	(251)	2,898	(503)
Interest expense	426	89	426	196

Income before income taxes	34,568	37,937	44,847	50,010
Income tax provision	2,871	3,923	4,978	5,215

Net income	$31,697	$34,014	$39,869	$44,795

Basic net income per share	$0.84	$0.78	$1.01	$1.02

Diluted net income per share	$0.82	$0.75	$0.99	$0.99

Weighted average shares outstanding—basic	37,638,224	43,689,651	39,439,181	43,792,280

Weighted average shares outstanding—diluted	38,654,740	45,107,135	40,474,021	45,168,760

(1) Share-based compensation expense is allocated as follows:

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
Cost of revenue	$77	$197	$171	$400
Technology and development expense	834	1,108	1,693	2,240
Marketing and selling expense	498	1,085	1,053	2,134
General and administrative expense	3,454	3,834	6,669	6,821

VISTAPRINT N.V.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited in thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
Operating activities
Net income	$31,697	$34,014	$39,869	$44,795
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,169	12,826	27,276	24,954
Amortization of debt issuance costs	47	—	47	—
Loss on sale, disposal, or impairment of long-lived assets	34	109	60	120
Amortization of premiums and discounts on marketable securities	—	60	—	143
Share-based compensation expense	4,863	6,224	9,586	11,595
Excess tax benefits derived from share-based compensation awards	123	(169)	(11)	(318)
Deferred income taxes	(2,748)	(26)	(3,001)	(96)
Changes in operating assets and liabilities, excluding the effect of business acquisitions:
Accounts receivable	(2,885)	561	(2,576)	(815)
Inventory	(45)	(1,490)	(487)	(1,988)
Prepaid expenses and other assets	(6,273)	1,230	(7,494)	336
Accounts payable	5,074	4,727	3,123	(379)
Accrued expenses and other liabilities	37,083	15,809	45,288	14,330

Net cash provided by operating activities	81,139	73,875	111,680	92,677

Investing activities
Purchases of property, plant and equipment	(13,447)	(10,831)	(24,445)	(24,978)
Business acquisitions, net of cash acquired	(184,822)	—	(184,822)	—
Maturities and redemptions of marketable securities	—	3,240	529	5,140
Purchases of intangible assets	(42)	(116)	(131)	(116)
Capitalization of software and website development costs	(1,209)	(1,297)	(2,891)	(3,088)

Net cash used in investing activities	(199,520)	(9,004)	(211,760)	(23,042)

Financing activities
Proceeds from issuance of long-term debt	161,500	—	161,500	—
Payments of long-term debt	(15,000)	(4,889)	(15,000)	(5,222)
Payments of debt issuance costs	(1,145)	—	(1,145)	—
Payments of withholding taxes in connection with vesting of restricted share units	(880)	(1,121)	(1,955)	(2,408)
Repurchases of ordinary shares	(118,557)	(55,458)	(209,645)	(55,458)
Excess tax benefits derived from share-based compensation awards	(123)	169	11	318
Proceeds from issuance of shares	70	1,154	139	1,815

Net cash provided by (used in) financing activities	25,865	(60,145)	(66,095)	(60,955)

Effect of exchange rate changes on cash	(1,106)	(602)	(2,907)	1,699

Net (decrease) increase in cash and cash equivalents	(93,622)	4,124	(169,082)	10,379

Cash and cash equivalents at beginning of period	161,092	168,982	236,552	162,727

Cash and cash equivalents at end of period	$67,470	$173,106	$67,470	$173,106

VISTAPRINT N.V.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited in thousands, except share and per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
Non-GAAP adjusted net income reconciliation:
Net income	$31,697	$34,014	$39,869	$44,795
Add back:
Share-based compensation expense, inclusive of income tax effects	5,021 (a)	6,435 (b)	9,897 (c)	11,986 (d)
Amortization of acquisition-related intangible assets	1,148	—	1,148	—

Non-GAAP adjusted net income	$37,866	$40,449	$50,914	$56,781

Non-GAAP adjusted net income per diluted share reconciliation:
Net income per diluted share	$0.82	$0.75	$0.99	$0.99
Add back:
Share-based compensation expense, inclusive of income tax effects	0.12	0.14	0.23	0.25
Amortization of acquisition-related intangible assets	0.03	—	0.03	—

Non-GAAP adjusted net income per diluted share	$0.97	$0.89	$1.25	$1.24

Non-GAAP weighted average shares outstanding—diluted	39,040,622	45,625,486	40,635,384	45,664,490

(a) Includes share-based compensation charges of $4,863 and the income tax effects related to those charges of $158

(b) Includes share-based compensation charges of $6,224 and the income tax effects related to those charges of $211

(c) Includes share-based compensation charges of $9,586 and the income tax effects related to those charges of $311

(d) Includes share-based compensation charges of $11,595 and the income tax effects related to those charges of $391

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
Free cash flow reconciliation:
Net cash provided by operating activities	$81,139	$73,875	$111,680	$92,677
Purchases of property, plant and equipment	(13,447)	(10,831)	(24,445)	(24,978)
Purchases of intangible assets not related to acquisitions	(42)	(116)	(131)	(116)
Capitalization of software and website development costs	(1,209)	(1,297)	(2,891)	(3,088)

Free cash flow	$66,441	$61,631	$84,213	$64,495

VISTAPRINT N.V.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

(Unaudited in thousands, except share and per share data)

	GAAP Revenue		% Change	Currency Impact: (Favorable)/ Unfavorable	Constant- Currency Revenue Growth	Impact of Acquisitions	Constant- Currency Organic Revenue Growth
	Three Months Ended December 31,
	2011	2010
Revenue growth reconciliation by segment:

North America	$139,807	$116,697	20%	—	20%	—	20%
Europe	143,048	105,285	36%	1%	37%	(15)%	22%
Asia-Pacific	17,007	12,082	41%	(4)%	37%	—	37%

Total revenue	$299,862	$234,064	28%	—	28%	(7)%	21%

	GAAP Revenue		% Change	Currency Impact: (Favorable)/ Unfavorable	Constant- Currency Revenue Growth	Impact of Acquisitions	Constant- Currency Organic Revenue Growth
	Six Months Ended December 31,
	2011	2010
Revenue growth reconciliation by segment:

North America	$258,498	$218,009	19%	—	19%	—	19%
Europe	223,027	166,274	34%	(3)%	31%	(10)%	21%
Asia-Pacific	30,697	20,268	51%	(11)%	40%	—	40%

Total revenue	$512,222	$404,551	27%	(2)%	25%	(4)%	21%